INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

सत्यमेव जयते

Certificate No.	:	IN-DL95545413329646P
Certificate Issued Date	:	21-Jun-2017 10:57 AM
Account Reference	:	IMPACC (IV)/ dl839103/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL83910392002884994209P
Purchased by	:	YATRA ONLINE PVT LTD
Description of Document	:	Article 5 General Agreement
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0 (Zero)
First Party	:	YATRA ONLINE PVT LTD
Second Party	:	ICICI BANK LTD
Stamp Duty Paid By	:	YATRA ONLINE PVT LTD
Stamp Duty Amount(Rs.)	:	300 (Three Hundred only)

For Yatra Online Private Limited

Authorised Signatory

Please write or type below this line

This stamp paper forms an integral part of Facility Agreement executed between Yatra Online Private Limited & ICICI Bank Limited on June 22, 2017

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

Statutory Alert:

1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.
2. The onus of checking the legitimacy is on the users of the certificate.

INDIA NON JUDICIAL e-Stamp Certificate No. Certificate Issued Date Account Reference Unique Doc. Reference Purchased by Description of Document Property Description Consideration Price (Rs.) IN-DL95590995421210P 21-Jun-2017 11:55 AM IMPACC (IV)/ dl775903/ DELHJI DL-DLH SUBIN-DLDL77590392102595989903P YATRA ONLINE PVT LTD Article 5 General Agreement Not Applicable 0 (Zero) YATRA ONLINE PVT LTD ICICI BANK LTD YATRA ONLINE PVT LTD 200 (Two Hundred only) First Party Second Party Stamp Duty Paid By Stamp Duty Amount(Rs.) 0 lL .., ....•._ .. .•.. •• ••• .•• .••• ..Please write or type below this line.• .• . . ••. ... 2. ._ ·-..., fJJ.lj. paAr !I r (lAM.JWMf + 't..ANvt'H..uJ. f et Yan.o.-txuM1JJJ JuJ:;w (}UMJ..z·"'/2..-olr o k IGtu ta..-..k hJ.tvtt'h.PJ .c :; <{ \ i For Yatra Online Private Limited For Yatra Online Private Limited y') VY A orised Signatory < / '"'" '""' Statutory Alert: 1. The authenticity of this Stamp Certificate should be verified at "www.shcilestamp.com". Any discrepancy in the details on this Certificate and as available on the website renders it invalid.

-----------···-----------------• WORKING CAPITAl EACIIIT'( AGREEMENT This Working Capital Facility Agreement made on the 22"' day of June 2017 at Gurgaon set out in 5I between the Borrower named in 5I, which expression shall, unless it be repugnant to the subject or context, include its successors and permitted assigns of the ONE PART AND ICICI 13ANK:IIMITED,a company within the meaning of the Compa-llies Act, 2013 and a banking company within the meaning of Section S(c) of the Banking Regulation Act, 1949 and having its registered office at ICICI Bank Tower, Near Chakli Circle, Old Padra Road, Vadodara 390 007, Gujarat and corporate office at ICICI Bank Towers, Bandra Kurla Complex, Mumbai 400 051, Maharashtra and amongst others, a branch I office at the place specified in 5I (the "13 ', which expression shall, unless it be repugnant to the subject or context, include its successors and assigns) of the OTHER PART. I I I I I For Yatra Onlin For Yatra Online Private Limited ""'1" ::,E - Borrower Bank .. IS052017.Vl

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS

In this Facility Agreement (*as defined hereinafter*), unless there is anything repugnant to the subject or context thereof, the expressions listed below shall have the following meanings:

"*Business Day*" means a day on which the relevant office of the Bank specified in Schedule I, or such other office as may be notified by the Bank to the Borrower, is open for normal business transactions.

"*Credit Arrangement Letter*" or "*CAL*" means a letter as of the date specified in Schedule I issued by the Bank to the Borrower granting/extending the Facilities to the Borrower. The expression "CAL" shall include all amendments to the CAL and renewal CALs.

"*Credit Rating Agency*" shall mean and refer to the domestic credit rating agencies such as CRISIL Limited, FITCH India and ICRA Limited and international credit rating agencies such as Fitch, Moodys and Standard & Poor's and such other credit rating agencies identified and/or recognized by RBI from time to time.

"*Drawing Power*" in connection with the relevant Facilities, means the extent to which the Borrower may make drawals from time to time under each of such Facilities upto the amount of the respective Limits but not exceeding the value of the current assets, if any, provided as security to the Bank for such of the Facilities as drawn by the Borrower less the corresponding Margin.

"*Due Date(s)*" means the date(s) on which any amounts in respect of the Facilities including principal, interest or other monies, fall due in terms of the Transaction Documents

"*Facility Agreement*" means this Working Capital Facility Agreement together with all its schedules, annexures and CAL and shall include any amendments thereto.

"*FEDAI*" means Foreign Exchange Dealers Association of India.

"*Goods*" means the goods described in the relevant Transaction Documents.

"*Increased Costs*" means:

(i) a reduction in the rate of return from the Facilities or on the Bank's overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Bank);

(ii) any additional or increased cost including provisioning as may be required under or as may be set out in RBI regulations or any other such regulations from time to time; or

(iii) a reduction of any amount due and payable under the Transaction Documents;

which is suffered by the Bank to the extent that it is attributable to the undertaking, funding or performance by the Borrower of any of its obligations under the Transaction Documents.

"*Indebtedness*" means any indebtedness (whether actual or contingent) of the Borrower at any time for or in respect of monies borrowed, contracted or raised (whether or not for cash consideration) or liabilities (whether actual or contingent) contracted by whatever means (including under guarantees, assumption of financial obligations, indemnities, derivative transactions, acceptances, credits, deposits, debentures, hire-purchase and leasing).

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

Borrower	Bank

2

C<n).eJ' means the Insolvency and Bankruptcy Code, 2016, "I6 including all amendments and replacements made thereto and all rules and regulations framed thereunder. "JVI WJ., At0<-v.s-e-Effe-of' means the effect or consequence of any event or circumstance which is or is likely to be: (i) adverse to the ability of the Borrower or any person to perform or comply with any of their respective obligations under the Transaction Documents in accordance with their respective terms; or (ii) prejudicial to any of the businesses, operations or financial condition of the Borrower or its project(s) or of any person who is party to any of the Transaction Documents. "O or" means any or each of the Borrower, and any other person providing Security, guarantee or any contractualcomfort in respect of the Facility. "P<M"poj-<J' means the purpose(s) for which the Facilities have been availed of by the Borrower from the Bank and as more particularly specified in the CAL. "RBI" means the Reserve Bank of India. "SWIFT" means Society for World Wide International Financial Telecommunications, which expression shall include its successors and assigns. "TvD' include this Facility Agreement, the CAL, all other agreements, instruments, undertakings, indentures, deeds, writings and other documents whether financing, security, in the course of trade or otherwise executed or entered into, or to be executed or entered into, by the Borrower or as the case may be, any other person, in relation, or pertaining, to the transactions contemplated by, or under the Facility Agreement or Transacti(jj!. 1:' .8 -·E :::i Documents, and each such Transaction Documents as amended from time to time. i _1 ;;;' C0i5> 1.2 INTERPRETATION "* & (]) "0 · In the Facility Agreement, unless the contrary intention appears: (i) -n 0 (a) a reference to: 0 an agreement I document I undertaking I deed I instrument I indenture I writin!lo includes all amendments made thereto from time to time as also all schedules\i; >-annexures and appendices thereto; . . "amendment" includes a supplement, 0 modification, novation, replacement or reLL enactment and "amended" is to be construed accordingly; "assets" include all properties whatsoever, both present and future, (whether tangible, .intangible or otherwise), including but not limited to, Intellectual Property Rights, investments (held directly or indirectly), cash·flows, revenues, receivables rights, benefits, interests and title of every description; uauthorisation" includes an authorisation, consent, clearance, approval, permission, resolution, license, exemption, filing and registration; For Yatra Online Private Limited "'"''"''""'ro-ry B_o_r_ro_w_e_rr--------B-a_n_k , 3 ====;;,o=····..

"borrower" includes, as the context may permit or require, in the case of more than one borrower, each of the borrowers; "encumbrance" includes a mortgage, charge, lien, pledge, hypothecation, security interest or any right of any description whatsoever; "law" shall mean, applicable, constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, authorisation, or any published directive, guideline, notice, requirement or governmental restriction, having the force of law in any jurisdiction; and "person" includes an individual, corporation, partnership, joint venture, association of persons, trust, unincorporated organisation, government (central, state or otherwise), sovereign state or any agency, department, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being. (b)the singular includes the plural (and vice versa); , 0 (c) the headings in the Facility Agreement are inserted for convenience of reference only and are to be ignored in construing and interpreting the Facility Agreement; (d) reference to a gender shall include references to the female, male and neuter genders; (e)all approvals, perm1ssJons, consents or acceptance required from the Bank for any matter shall require the 'prior', 'written' approval, permission, consent or acceptance of the Bank; (f) reference to the words 'include' or 'including' shall be construed without limitation; (g) words and abbreviations which have well known technical, trade or commercial meaning, are used in this Facility Agreement in accordance with such meaning; (h) in the event of any disagreement or dispute between the Bank and the Borrower regarding the materiality, likelihood, or reasonableness of any matter arising out of the Transaction Documents, the opinion of the Bank shall be final and binding on the Borrower. , 0 (ii) To the extent of any inconsistency or repugnancy between the terms of the CAL and the Facility Agreement, the terms of the CAL shall prevail for all intents and purposes. For avoidance of doubt, if a wider language is used in the Facility Agreement, in respect to a stipulation which is also reflected in the CAL, a harmonious interpretation shall be adopted so that the Bank derives the benefit of the language used in the Facility Agreement. ARTICLE II TERMS OF THE FACILITIES The Borrower agrees to avail from the Bank and the Bank, at the request of the Borrower, agrees to grant I extend to the Borrower various working capital facilities upto overall limits (the "Ove-r-m Li-wWIY') in the aggregate not exceeding amounts specified in the CAL hereof, For Yatra Online Private Limited ""''s;goo<o r ----B-o-rr-ow-er------,1-----B-a-nk--------,

subject to the terms and conditions contained in the Transaction Documents. The aforesaid working capital facilities upto the amounts specified in the CAL are hereinafter referred to as the "*Facility*" or "*Facilities*", which expression shall, as the context may permit or require, mean any or each of such Facilities, or so much thereof as may be outstanding from time to time. The Bank shall have the right to review the Facilities at periodical intervals whereupon the Facilities may be continued/cancelled/ reduced based on conduct and utilization.

2.2 The amounts upto which the Borrower can draw under each of such Facilities shall not, at any one time, exceed sums / limits (the "*Limits*") specified against each of such respective Facilities in the CAL. Provided, however, the aggregate amounts of all the Limits shall not at any point of time exceed the amount of the Overall Limits, utilization of which shall be within the maximum permissible bank finance limits as stipulated by the Bank from time to time. All outstanding amounts of interest, commission, discount, charges and other monies in respect of the respective Facilities, whether debited to the Account or not, shall also be included in determining the availability of the Overall Limits / respective Limits.

2.3 The Borrower agrees to comply with the terms set out in this Facility Agreement, the CAL, the schedules and annexures hereof, and other Transaction Documents. This Facility Agreement shall become binding on the Borrower and the Bank on and from the date mentioned in the Schedule I. It shall be in force till all the monies due and payable under the Transaction Documents are fully paid off by the Borrower to the Bank. Unless otherwise specified in the CAL, the Borrower shall repay the Facilities on demand to the Bank. In the event, there are more than one Borrower, each of the Borrowers shall be jointly and severally liable to the Bank for performance of all its obligations under this Facility Agreement and the Transaction Documents (including repayment of the Facility and interest thereon).

2.4 The Borrower shall, as required, by the Bank open cash credit account(s) or other account(s) (the "*Account*", which expression shall mean any or each of such account(s), as the context may permit or require) at the branch(es) of the Bank as is specified in the CAL or the Facility Agreement or such other branch as may be intimated to the Borrower by the Bank from time to time, for availing the Facilities upto the respective Limits. The Borrower shall, as required by the Bank, maintain such margin(s) (the "*Margin*") in respect of the Facilities as are specified in the CAL, during the subsistence of the Facilities. The Bank shall be entitled to vary the Margin and the Borrower shall thereafter be bound to maintain such revised Margin notwithstanding any Margin earlier agreed.

2.5 The Facility Agreement shall be operative for the balance due by the Borrower, from time to time, to the Bank in the Account relating to the relevant Facilities and such Account shall not be considered as closed by reason of such Account being brought to credit at any time or from time to time or of its being drawn upon to the full extent and afterwards brought to credit and the Facility Agreement will continue to be operative and unaffected until such relevant Facilities are terminated and all monies in respect thereof are repaid in full to the satisfaction of the Bank.

For Yatra Online Private Limited

Authorised Signatory

2.6 The Borrower shall not, without the approval of the Bank, prepay the outstanding principal amounts of the Facilities which are in the nature of loans, in full or in part, before the Due Dates.

2.7 The Borrower unconditionally agrees and undertakes to get itself rated by a Credit Rating Agency within a period of 6 (six) months from the date of CAL / renewal of the Facilities or within such period and/or at such intervals as may be decided by the Bank, failing which the Bank shall have the right to review the applicable interest rate and/or costs, charges and expenses, which shall be payable by the Borrower to the Bank for extending the Facilities.

For Yatra Online Private Limited

Authorised Signatory

ARTICLE III

Borrower	Bank

For Yatra Online Private Limited

Authorised Signatory

5

TE':R/1115 OF DISBURSE/IIIENT I DRAWAL 3.1 Subject to the compliance of the terms and conditions of the Transaction Documents, the Facilities may be drawn down by the Borrower, out of the Account, from time to time or disbursed in installments. The Bank may, at the request of the Borrower, make disbursements or allow drawals under the Facilities by cheques I pay orders I electronic modes I authorisations and I or by issuance of BGs and I or LCs and I or co-acceptance I acceptance of Bills by the Bank. 3.2 The Borrower shall at all times confine the drawals out of the relevant Facilities within the respective Drawing Power unless specifically permitted by the Bank at its sole discretion. In the event of any excess drawings, all the terms and conditions of the Transaction Documents, including the benefit of the securities created shall stand extended to cover such excess drawings. The Borrower agrees that grant of such excess drawings to the Borrower shall be liable to be suspended I discontinued I revoked by the Bank without any notice to the Borrower. The Borrower shall repay all such excess drawings on demand unless otherwise specified by the Bank. 3.3 In the event any monies are remaining due and payable by the Borrower to the Bank, under the Transaction Documents, the Bank shall be entitled to reduce the availability of the amounts of the Overall Limits and I or adjust such monies against the respective available Limits and all such adjustments shall be treated as drawals by the Borrower. I I ! ARTICLE IV INTEREST, C0/111/IIIISSION, CHARCiES AND PAY/IIIENTS 4.1 The Borrower shall pay to the Bank interest, commission, discount, fees and all other charges on the amounts outstanding from time to time under the Facilities, at the rate(s), on the date(s) and in the manner specified in the CAL or as modified by the Bank from time to time. The Borrower shall reimburse all sums paid and I or expenses (including that for preservation, protection or enforcement of the Borrower's assets) incurred by or on behalf of the Bank with interest at the rate applicable to the Facilities from the date of payment till such reimbursement, within 15 (fifteen) days from the date of demand, and the Bank shall be entitled to debit the same to the relevant Account of the Borrower. The interest payable by the Borrower shall be subject to the changes based on guidelines I directive issued by RBI to banks from time to time and the consequent changes made by the Bank. I 1 I 4.2 In the event of default in payment of any amount under any of the Facilities on the Due Date(s) or in respect of excess drawings as specified in Article Ill above, the Borrower shall pay additional interest at the rate specified in the CAL ("lwft.f-e#'), on the overdue amount, from the Due Date upto the date of actual payment. The Borrower acknowledges and agrees that the AdditionalInterest is reasonable and that it represents genuine pre-estimates of . the loss expected to be incurred by the Bank in the event of non-payment of any monies by the Borrower. I 4.3 The Borrower agrees, declares and confirms that where interest is charged by the Bank at a concessional rate(s) on any of the Facilities granted by the Bank to the Borrower under any 'interest subsidy scheme' or any other similar scheme(s) formulated by the government and I or RBI and /or any other authority from time to time and in the event of the withdrawal, modification and /or variation of such scheme(s), the concessional rate(s) of interest shallstand withdrawn and the rate(s) of interest of the Bank applicable at such point of time to such Facilities shallbecome effective from the date (hereinafter referred to as the "So.i.Q., DOJ{-e}') of such withdrawal, modification and I or variation of such scheme(s) and the Bank shall become entitled to charge and the Borrower shall be liable to pay interest at such usual rate(s) from the Said Date. In case the relevant Facilities are eligible for cover under any 'guarantee scheme', I'• !. For Yatra Online Private Limited }Authorised SiJ'-'a,_,_to"'r'-'v :=_Ba,r-"ro,_,w_,_,e::_r -Jl -----'B"'a"'nk"---_j == fOQf.)'<ttca-Online_..Rrlv.ateLlrnit !J the Borrower shall bear the guarantee fee paid / to be paid in connection with such Facilities; such guarantee fee may be debited to the relevant Account and shall be treated as part of the Facilities and shall carry interest at the rate specified in the CAL.

4.4 Interest on the outstanding amounts under the Facilities / discount or other charges shall be calculated on the daily debit balance of such Account on the footing of compound interest with monthly or such other rests as may be specified in the CAL or decided by the Bank from time to time. The interest shall be computed on the basis of 365 (three hundred and sixty five) days a year for Facilities denominated in Indian Rupee and 360 (three hundred and sixty) days a year for Facilities denominated in currencies other than Indian Rupee, and the actual number of days elapsed. Such interest shall be paid by the Borrower when debited to the Account. If the Due Date in respect of any amount payable under the Facilities falls on a day which is not a Business Day, the immediately preceding Business Day shall be the Due Date for such payment.

4.5 The Borrower shall bear all taxes, other imposts, costs, charges, fees, levies and duties including stamp duty and relevant registration and filing charges in connection with the Transaction Documents (including any differential or additional duties and taxes which may be required pursuant to the provisions of the applicable laws from time to time), as may be levied from time to time by the government or other authority including those incurred by the Bank in connection with the Facilities. In the event of the Borrower failing to pay the monies referred to above, the Bank shall be at liberty, but shall not be obliged to pay the same. The Borrower shall reimburse promptly and without any demur all sums paid by the Bank in accordance with the provisions contained herein.

4.6 All payments by the Borrower under the Facility Agreement shall be made free and clear of and without any deduction / withholding, except to the extent that the Borrower is required by law to make payment subject to any deduction / withholding of taxes. Provided that, all taxes required by law to be deducted / withheld by the Borrower from any amounts paid or payable including but not limited to interest, commission, fees, discount, service and other charges under the Facility Agreement, shall be paid by the Borrower when due and the Borrower shall, within the statutory time frame prescribed under the law or 30 (thirty) days of the payment being made, whichever is earlier, deliver to the Bank satisfactory evidence that the tax has been duly remitted to the appropriate authority and tax deduction certificates delivered to the Bank.

4.7 The Borrower shall, within 3 (three) Business Days of a demand by the Bank (in a form and manner as it may deem fit), pay the amount of any Increased Costs incurred by the Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made before or after the date of the Facility Agreement (including any law or regulation concerning capital adequacy, prudential norms, liquidity, reserve assets or tax) or (iii) in the event of the Bank being called upon to pay any additional amount by a foreign lending agency in terms of their respective financing agreements or on account of factors beyond the control of the Bank.

4.8 The Borrower agrees, declares and confirms that, notwithstanding any terms and conditions to the contrary contained in the Transaction Documents, the Bank may, at its absolute discretion, appropriate any payment made by the Borrower under the Transaction Documents/ any amount realised by the Bank by enforcement of security or otherwise, towards the dues payable by the Borrower to the Bank under the Transaction Documents and / or other agreements entered into between the Borrower and the Bank and in any manner whatsoever.

For Yatra Online Private Limited

Authorised Signatory

ARTICLE V

SECURITY

5.1 *SECURITY*

For Yatra Online Private Limited

Authorised Signatory

Borrower	Bank

7

For Yatra Online Private Limited

Authorised Signatory

The Facility together with all interest, liquidated damages, fees, premia on prepayment, costs, charges, expenses and other monies whatsoever stipulated in or payable under the Transaction Documents shall be secured by such security, if any, as stipulated in the CAL ("SUAM-i.oly"), which shall be created and perfected in a form and manner satisfactory to the Bank. 5.2 CREATION OF SECURITY (i) The Borrower agrees and undertakes that the Borrower and I or any other person (collectively referred to as the "SUAM-i.oly Pv ") providing Security: (a) shall make out a good and marketable title to its properties, present and future, to the satisfaction of the Bank and comply with all such formalities as may be necessary or required for the said purpose; , (b) shall notify the Bank in writing of all its acquisitions of immoveable properties and secure the same in favour of the Bank, in such form and manner as may be decided by the Bank; (c) shall, upon request of the Bank, provide such additional security and/or Margin including cash margin to the satisfaction of the Bank, if, at any time during the subsistence of the Facility Agreement, the Bank is of the opinion that the Security provided, or the relevant Margin is or will become inadequate. (ii) The Bank shall have the sole discretion to decide whether or not to accept any particular asset as security for the Facility. The Bank shall be entitled to have all the' assets offered as security for the Facility, valued by an appraiser appointed by the Bank in accordance with the prevalent market practice, at the cost of the Borrower and the Security Provider agrees and confirms to give all the required assistance I co-operation to such appraiser for such valuation and the said valuation shall be binding on the Security Provider. The Borrower agrees and confirms that: (a) the indigenous raw materials, consumable stores and spares shall be valued at cost, current market rates, government controlled rates or invoice rates, whichever is the lowest; (b) imported raw materials may be valued at landed cost (including invoice value plus customs duty and other applicable duties) but excluding sales-tax and demurrage) or market price whichever is lower; (c) work in progress shall be valued at raw materials at cost plus factory overheads; (d) finished goods shall be valued at cost, current market rates, government controlled rates or Borrower's/Security Provider's selling price, whichever is the lowest. , 0 (iii) The Borrower declares and assures the Bank that the Security Provider shall maintain regular turnover in the goods, movables and other assets hypothecated and I or pledged to the Bank. (iv) All Security, other than those in respect of which the Bank hilS provided a timeline for creation and/or perfection, shall be created and all formalities thereof completed in a form and manner satisfactory to the Bank as a condition precedent to any disbursement under the Facilities. I (v) The Bank may at its sole discretion make disbursements out of the Facilities pending creation and/or perfection of full and final Security. In such event, the disbursements made by the Bank pending creation and/ or perfection of such Security shall carry Additional Interest as indicated in the CAL calculated from the date of disbursement of the Facilities or expiry of the timeline, if any, for creation and/ or perfection of such security specified in the CAL, till creation and/ or perfection of such security to the satisfaction of the Bank. I i r For Yatra Online Private Limited r,,;.,;';1L11810 ___r_y_ ,B:o:O:_:rr_o:O.:.:W.=er'--------,B/;-I-----'B:O:a'-'nkc:_ _j For Yatra Online Private Limited ·-·--- ---------. ····-··------------------- --'- ./ Authorised Signatory

(vi) Security, if any, created in terms of the Facility Agreement shall continue to secure the Facilities until such Security is specifically released by the Bank. 5.3 INSURANCE (i) The Borrower shall ensure that the Security Provider shall, at all times, keep insured upto the reinstatement value thereof, as approved by the Bank (including surveyor"s and architect"s fees), the assets charged I to be charged to the Bank and such of its other assets as are of an insurable nature against all risks including under Public Liability Insurance Act 1991, if applicable. (ii) The Borrower shall ensure that the Security Provider shall duly pay all premia and other sums payable for the aforesaid purpose. · The insurance in respect of the assets charged/to be charged shall be taken in the joint names of the Security Provider and the Bank or the Bank's name should be noted as first loss payee on such insurance policies. The Borrower shall deliver to the Bank originals of all policies of insurance and renewals thereof and endorsements thereto within 10 (ten) days from the date of issuance. (iii) The Borrower agrees that, in the event of failure on the part of the Borrower I the Security Provider to insure the assets or to pay the insurance premia, the Bank may at its sole discretion, without any obligation, get the assets insured or pay the insurance premia and get such amounts reimbursed by the Borrower together with interest as applicable to the Facilities and the Bank shall be entitled to debit the Borrower's Account with such amounts. (iv) Until all the dues in respect of the Facilities are paid in full, the Borrower shall forthwith pay I cause to be paid to the Bank all monies received by the Borrower or the Security Provider under any policy(ies) of insurance and until payment to the Bank of monies received by the Borrower or the Security Provider under any policy(ies) of insurance, the Borrower shall hold I cause to be held the same in trust for the Bank. 5.4 CiUARANTEE I CONTRACTUAL COMFORT The Borrower shall procure and deliver to the Bank, guarantees or any contractual comfort as stipulated in the CAL, in a form and manner acceptable to the Bank. The Borrower shall ensure that the guarantor/contractual comfort provider observes all the covenants, terms, conditions, restrictions and prohibitions under the guaranteeIcontractual comfort and agrees that any violation of the same shall constitute an Event of Default. , 0 ARTIGLEVI REPRESENTATIONS, WARRANTIES, COVENANTS & UNDERTAKINCiS The Borrower hereby, makes the representations, declarations and warranties as given below and confirms that the same will continue to remain true, correct, valid and subsisting in every respect till the Facilities are repaid in full to the satisfaction of the Bank: 6.1 REPRESENTATIONS AND WARRANTIES (i) All the information provided by the Borrower to the Bank are true and accurate in all material respects, are not misleading and does not omit any fact, the omission of which would make any fact or statement therein misleading. (ii) All the licenses, permits and authorizations required for carrying on its business or industry have been obtained and are in full force and effect and it is in compliance in all respects with all applicable laws, and has good title to, or is otherwise entitled to use its For Yatra One PrivateLimi1Le_d _,Bo,r-"roe.:w.:..:eo:_r ----!I -----'B"'a"'n"-k-----' buthorised Signatory For Yatra Online Private Limited 9 in assets.

(iii) Unless otherwise permitted by the Bank:
(a) the Borrower has no subsisting Indebtedness;
(b) there are no encumbrances subsisting or in existence on any of the Borrower's assets,
(c) the Borrower has no subsidiaries and holds no equity interest in any other person, and
(d) the Borrower has not engaged in any business or activities, either alone or in partnership or joint venture.

(iv) The Borrower has complied in all material respects with all taxation laws in all jurisdictions in which it is subject to taxation and has filed all tax returns and paid all taxes and statutory dues due and payable by it, and to the extent any tax is not due or is disputed, the Borrower has established adequate reserves for the payment of such taxes and statutory dues.

(v) The financial statements provided by the Borrower were prepared in accordance with the generally accepted accounting principles and give a fair and true view of the financial condition as on the date on which they were prepared and there are no undisclosed liabilities, contingent or otherwise and the accounts have been duly audited and there has been no Material Adverse Effect since the date on which those accounts were drawn up.

(vi) No litigation, arbitration, administrative or other proceeding against the Borrower or any of its assets before any court, tribunal, authority or agency, has been initiated or is threatened to be initiated which, if adversely determined, might have a Material Adverse Effect.

(vii) No litigationor other proceedings against the Borrower or of any or all of its assets before any court, tribunal, authority or agency has been initiated or is pending for its insolvency, bankruptcy, winding up, dissolution, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer.

(viii) Except to the extent disclosed to the Bank, all the Borrower's contracts or agreements with, or any commitments to, any affiliate, related party or group company (if applicable) are on arm's length basis.

(ix) All loans, advances and other monies advanced by the directors, promoters and / or their friends and relatives or any of them ("*the Promoter Group*") and any other unsecured creditor shall stand and be regarded as subordinate debt in relation to the Facility. The Borrower shall not repay the said loans and advances of the Promoter Group in whole or in part or pay any interest thereon until such time as the entire outstanding Facility is repaid in full.

(x) Neither the Borrower nor any other person benefiting in any capacity, either directly or indirectly, in connection with or from the Facility Agreement and/or any instruments and/or payments thereunder is a Specially Designated National ("*SDN*") and/or otherwise sanctioned, under the sanctions promulgated by the United States (including its Office of Foreign Assets Control's ("*OFAC*")), India, United Nations, European Union, the jurisdiction of the Facility office and/or any other country/jurisdiction (collectively, the "*Sanctions*"). The Borrower shall ensure that the transactions do not violate any Sanctions or any sanctioned persons or entities are involved in the transactions. The Borrower agrees that it shall not avail of the Facilities or use the proceeds of the Facilities in any transaction with, or for the purpose of financing the activities of, any person currently subject to any Sanctions as aforesaid.

For Yatra Online Private Limited
Authorised Signatory

For Yatra Online Private Limited
Authorised Signatory

Borrower	Bank

10

For Yatra Online Private Limited
Authorised Signatory

(xi) the Sanctions may become applicable with respect to the Facilities and/ or transactions thereunder, including documentary credits, guarantees issued, disbursements, payments, purpose and/or end use of the Facilities, origin or shipment of goods manufactured through certain countries, ports, vessels, liners, certain persons and entities (including correspondent banks and the Facility office). Consequently, disbursement, issuance, payment and/or processing under the Facilities by the Bank may become subjected to the Sanctions and the Bank shall have the unconditional right to refuse to process any transactions that violate/may violate any Sanctions. (xii) The execution or entering into by the Borrower of the Transaction Documents constitute, and its exercise of its rights and performance of its obligations under the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes. (xiii) The Borrower is duly incorporated under the laws of India, and has the competence, power and authority to: (a) enter into the Transaction Documents; (b) avail the Facility; (c) own its assets and carry on its business and operations as it is being or is proposed to be conducted; (d) exercise its rights and perform its obligations under the Transaction Documents and (e)perform all other actions required to authorise the execution of the Transaction Documents. The entry into, delivery and performance by the Borrower of, and the transactions contemplated by the Transaction Documents do not and will not conflict with: (a) any law; (b) the constitutional documents of the Borrower; or (c) any document or contract which is binding upon the Borrower or on any of its assets. I I (xiv) (xv) All assets of the Borrower which are of insurable nature are and shall, at all times, be kept insured upto the reinstatement value thereof, to the satisfaction of the Bank. (xvi) No Event of Default has occurred or is subsisting or might result from execution of the Transaction Documents, or availing of the Facilities by the Borrower. (xvii) The Borrower acknowledges that the Facility provided is a commercial transaction and waives any defense available under usury or other laws relating to charging of interest. , 0 (xviii) Neither the Borrower nor any director or promoter of the Borrower has been declared to be a wilful defaulter, The Borrower shall not induct a person identified as wilful defaulter in the capacity of director or promoter. In the event the person so inducted is found to be a wilful defaulter, the Borrower shall take expeditious and effective steps for removal of such person. I I· 1 (xix) Except to the extent disclosed to the Bank: (a) No director of the Bank is: a director, manager, managing agent, employee or guarantor of the Borrower, or of a subsidiary of the Borrower, or of the holding company of the Borrower, or holds substantial interest, in the Borrower or a subsidiary or the holding company of the Borrower and no director of any other bank (including scheduled co-operative banks), or directors of subsidiaries/trustees of mutual funds/venture capital funds set up by the Bank or any other bank holds substantial interest or is interested as director or as a guarantor of the Borrower and the Borrower is in compliance with all Applicable Laws including RBI's 'Master Circular on Loans and Advances', as amended and replaced from time to time. (b) No relative (as specified by RBI) of a Chairman I Managing Director or director of banking company (including the Bank) or their subsidiaries or trustees of mutual I_ I For Y'atra o:,;ne Private Liml"ted l'\-ihl1)y . Borrower . Bank - uthorised SignatLo-ry---===-----}11....------==-----' For Yatra Online Private Limited --·--... ··---------·-·······--· ·--------·--------· ·······-·-

funds/venture capital funds set up by a banking company (including the Bank) or a relative of senior officer (as specified by RBI) of the Bank, hold substantial interest or is interested as a director or as guarantor of the Borrower. 6.2 COVENANTS AND UNDERTAKINCiS (i) The Borrower shall promptly notify and/or deliver to the Bank: (a) if the Bank so requires within such time and in a manner as may be acceptable to the Bank, a certificate from its statutory auditor or a practicing chartered accountant, regarding the end use of the Facility and that the Facility has been utilised for the Purpose, and not diverted or applied for any other purpose. (b) of the occurrence of any event or the existence of any circumstances which constitutes or results in any declaration, representation, warranty, covenant or condition under the Transaction Documents being or becoming untrue or incorrect in any respect. (c) of any circumstances and conditions (including any material loss or legal proceedings) which shall have a Material Adverse Effect. (d) of any action or steps taken or legal proceedings started by or against it in any court of law for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of the Borrower or of any or all of its assets. (e)of the occurrence of an Event of Default (or a likelihood thereof), and the steps, if any, taken to rectify the same. (f) of any loss or damage which the Borrower may suffer due to any event or circumstance or Act of God. (g) of any change in the directors or management set-up of the Borrower. (h)of any litigation, arbitration, investigation, administrative or other proceedings initiated or threatened against the Borrower or any of its assets, which if adversely determined, might have a Material Adverse Effect and submit copies of any reports in relation thereto. (i) copies of all documents issued by the Borrower to all its creditors or any general class of them at the same time as they are issued. (j) such information or documents, financial or otherwise, as are specified in the CAL, or as may be required by the Bank from time to time in relation to the Facilities, the Borrower's business and operations, assets etc., including those in relation to its foreign currency exposures and hedging policy and those required for renewal of the Facilities, within the period specified in the CAL or by the Bank. The Borrower covenants and undertakes that: (a) it shall maintain its existence, corporate or otherwise, and right to carry on its business and operations and comply with applicable laws and shall carry out such modifications to its constitutional documents f other relevant agreements as may be deemed necessary in the opinion of the Bank to safeguard the interests of the Bank under the Transaction Documents, and comply with all the required formalities, including statutory filings, in relation thereto. (b) in the event that the existing auditors cease to act as the auditors of the Borrower for any reason, the Borrower shall promptly inform the Bank of the reasons for such cessation and shall appoint another firm of independent chartered accountants, acceptable to the Bank, in accordance with applicable laws. (c) it shall, promptly obtain, maintain and comply with the terms of all authorisations necessary for entering into or performing its obligations under the Transaction For Yatra Online ;rivate LimLr_e_d_-Bo r roo-:w!."er --JI _o:B a"'nk"------1 12 orised Signatory ··-· -----·----··--- -·-,·' For Vatra' dntm·e·Pnvare=UmitetF -L

Documents or for conducting its business and operations. (d) it shall conduct its business and operations in accordance with prudent and accepted industry standards and with due diligence and efficiency and in accordance with sound technical, financial and managerial standards and business practices. (e) it shall keep and maintain in accordance with good business practice and applicable laws, all statutory books, books of accounts, bank statements and other records of the Borrower and in particular, maintain records showing the operations and financial conditions of the Borrower and such records shall be open to examination by the Bank and I or its authorised representatives. (f) it shall, whenever required by the Bank, permit and cause the Security Provider to permit the Bank, its officers, employees, agents, regulators, security trustee or any refinancing agency officials to carry out technical, financial and legal inspections of its premises, units, projects, assets, accounts and other books and documents maintained by it or required to be maintained by it under any law, by-laws or rules as applicable and provide free access at all reasonable times to its premises, assets and records and shall provide full cooperation and assistance to the Bank or other persons as aforesaid for the purpose of carrying out such inspection and render such explanation or elucidation as may be required by the Bank and/or its nominees(s) and allow the taking of any copies of or extracts of any accounts/ records. All the expenses in relation to such inspections shall be borne by the Borrower. (g) it shall ensure that its aggregate business with banks, including deferred payment facilities, foreign exchange, deposits and bill business will be shared with the Bank in such manner as may be decided by the Bank. (h) it is not and will not be entitled to and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation of the Transaction Documents. (i) if required by the Bank, it shall undertake and /or procure undertaking(s) from such persons as may be specified by the Bank in the form required by the Bank, whereby such person(s) shall take the responsibility for making arrangements satisfactory to the Bank for meeting the shortfall, if any, in the resources of the Borrower for meeting working capital requirement and I or any of its project and/ or in relation to its debt servicing obligations. The Borrower shall join in such undertakings procured from such other persons as a confirming party. The funds brought in to meet the shortfall in the resources of the Borrower for working capital and Ior for any of its project, shall be in such form and manner and on such terms as may be required by the Bank. (j) it shall indemnify and keep the Bank indemnified against any cost, loss, liability or third party claims (including legal fees and any applicable indirect taxes) incurred by the Bank arising out of or in connection with each of the Facilities (including any instruments and documents under the Facilities) and /or the Transaction Documents and/ or due to any breach by the Borrower of the Sanctions or any action taken by the Bank on account of breach of the Sanctions. (k)the Bank shall have the right to declare the Borrower and guar-antor(s), if any, a wilful defaulter, in accordance with the guidelines laid down by RBI. (l) in case the Borrower has a sole banking arrangement with the Bank, in terms ·of the RBI guidelines it shall seek prior consent of the Bank by giving a notice of 15 (fifteen) days before it seeks to establish a relationship with any other bank. (iii) N"'tt The Borrower hereby further covenants and agrees that without the prior written approval of the Bank, the Borrower shall not: (a) undertake or permit any merger, de-merger, consolidation, reorganisation, scheme of Mfit ment or compromise with its creditors or shareholders or any class of them or \ine private L ffect any scheme of amalgamation or reconstruction including creation of any 0 for'( atra \. . ubls:::ryor permit any company to become its subsidiary; ·y "/>:ut orised s,gn I _ d Borrower . Bank

I I I --------------------··--(b)enter into any management contract or similar arrangement whereby its business or operations are managed by any other person; (c)declare or pay any dividend or make any distribution of profits or pay any remuneration to its promoters I shareholders or permit withdrawal of amounts brought in (I) unless it has paid all the dues in respect of the Facilities upto the date on which the dividend/payment is proposed to be declared or paid, or has made satisfactory provisions therefor, or (II) if an Event of Default has occurred and is subsisting or would occur as a result of such declaration or payment of dividend or authorisation or making of distribution or withdrawal; (d)make any investment whether by way of deposits, loans or investments in share capital or otherwise, in any concern or provide any credit or give any guarantee, indemnity or similar assurance or in any manner become directly, indirectly or contingently liable for or in connection with the obligation of any person other than itself. This provision shall not apply to loans and advances granted to staff or contractors or suppliers in the ordinary course of business; (e)effect any change in its capital structure or constitutional documents in any manner whatsoever; (f) redeem, purchase, buyback, retire or repay any of its share capital, de-list its shares from stock exchanges, if applicable, or resolve to do so for so long as any sums of money are due and payable to the Bank under this Facility Agreement; (g)change its financial year-end from the date it has currently adopted or change the accounting method or policies currently followed by the Borrower unless expressly required by applicable law; (h)avail of any credit facilities or accommodation from any bank(s) or financial institution(s) or any person, firm or company in any manner other than the bank(s) at present providing working capital facilities to the Borrower and as permitted by the Bank nor shall it deal with or through any other bank(s) or financial institution(s); (i) create or permit to subsist any security interest, encumbrance, mortgage, hypothecation, pledge or charge over any of its assets other than the already existing charges which have been disclosed in writing to the Bank or sell, transfer or otherwise dispose of (or agree to do any of the foregoing at any future time) any of its assets; (j) undertake any new business or operations or project or diversification, modernisation or substantial expansion of any of its existing business or operations or of any project that it may undertake during the currency of the Facility; (k) pay any commission to its promoters, directors, managers or other persons for furnishing guarantees, counter guarantees or indemnities or for undertaking any other liability in connection with any obligation (including Indebtedness) undertaken for or by the Borrower; (l) pay any compensation to its promoters or directors in the event of loss of office for any reason whatsoever, if there is any default in payment of any monies due and payable under the Facility. 0" I I ARTICLE VII _ EVENTS OF DEFAULT The occurrence of any one or more of the following events shall constitute an event of default ("Ev-e.-vt-of De-ftw-4'') under the Facility Agreement: Pil-!JW\-fAN/-Deft;w.-U--Default has occurred in the payment of any monies in respect of the Facilities on the Due Dates, whether at stated maturity, by acceleration or otherwise. (i) (ii) 13vof T<'-YWt¥ - Borrower or any other person is in breach of any covenant, condition, agreement or any other terms of the Transaction Documents (other than those specifically provided under Clause 7.1 (i) and (iii) to (x) of this Facility Agreement) and such default has continued for a period of 15 (fifteen) days after notice in writing thereof For Yatra Online Private Limited "'"""'" ,jrA_a_t-er_)-_'-B-o-rr-ow-er-----,1,-----B-a-nk-------, - --F r Yatra Onl1ne PnvateTimited -cc··-= ---- '-L..

has been given to the Borrower or as the case may be, to such other person, by the Bank (except where the Bank is of the opinion that such default is incapable of remedy, in which event, no notice shall be required). (a) If the Obligor(s) has taken or suffered any action for its reorganisation, winding-up or dissolution or if a receiver or liquidator (including provisional liquidator) has been appointed or allowed to be appointed over all or any part of the assets of the Obligor(s) or if any attachment or distraint has been levied on the Obligor's assets or any part thereof or certificate proceedings have been taken or commenced for recovery of any dues from the Obligors or if one or more judgments or decrees have been rendered or entered against the Obligor(s) and such judgments or decrees are not vacated, discharged or stayed within a period of 30 (thirty) days and such judgments or decrees involve in the aggregate, a liability which could have a Material Adverse Effect; (b) If any petition or application in relation to insolvency or bankruptcy resolution of the Obligor (including without limitation, corporate insolvency resolution process and bankruptcy process under the Insolvency and Bankruptcy Code is filed before any court, tribunal or authority of competent jurisdiction; or the Obligor(s) has become bankrupt or insolvent or is dissolved. Se<AM""i.fu i.Nv J-If the Security, if any, for the Facilities is in jeopardy or ceases to have effect or if any of the Transaction Documents executed or furnished by or on behalf of the Borrower becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or fails or ceases to provide the benefit of the liens, rights, powers, privileges or security interests purported or sought to be created thereby or if any of such Transaction Documents is assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approvalof the Bank. (iv) '-' i.Nv Ccvvlr<>l - Any person acting singularly or with any other person either directly or indirectly acquires control of the Borrower or of any other person who controls the Borrower, without the approvalof the Bank. (v) M 1"'-forR"??""-Any information given by the Borrower or on its behalf, including but not limited to, information given at the time of appraisal of the loan, representation and warranty, or statement made or repeated, or deemed to be made or repeated, in or in connection with any of the Transaction Documents, is incorrect or misleading in any respect. (vi) , 0 l o-lMy - It is or becomes unlawful for the Borrower or any person including the Bank to perform any of their respective obligations under the Transaction Documents. (vii) (viii) CA-ow Dejtw-M-(a) Borrower is unable or has admitted in writing its inability to pay any of its Indebtedness as they mature or when due. (b) Any Indebtedness (whether incurred by the Borrower or otherwise) secured by an encumbrance over the assets of the Borrower, is not paid when due or becomes payable prior to its stated maturity. (c) An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other · applicable condition or any combination of the foregoing would constitute an event of For Yatra Online Private Limited H,,J·S-ig_n_a_to_r_y_ -6-rr_o_w_e_r __, B_a_n_k 15 For Yatra Online Private Umr,ed ---------------------"'--P.uthorised Signatory default) occurs under any agreement or document relating to any Indebtedness of the Borrower or if any other lenders of the Borrower including financial institutions or banks with whom the Borrower has entered into agreements for financial assistance have recalled its/their assistance or any part thereof. (ix) Jlllo.+e.YWL Aolve.r-!h Effe-ol--Occurrence or existence of one or more events, conditions or circumstances (including any change in law), which in the opinion of the Bank, could have a Material Adverse Effect. (x) E-Any other event or circumstance specified as an Event of Default under the CAL. 7. 2 CONSEQUENCES OF EVENT OF DEFAULT Notwithstanding any other right that may be available to the Bank or anything contrary contained in any of the Transaction Documents, on thehappening of an Event of Default or if the Overall Limits I Limits are not renewed beyond the validity period specified in the CAL or if the Borrower has not availed of or drawn from the Facilities by the aforesaid validity period, the Bank may, by a notice in writing to the Borrower, exercise the following rights: (i) terminate the Facilities and/ or declare any or all of the amounts under the Facilities as immediately due and payable, to the Bank, whereupon the same shall become due and payable by the Borrower forthwith, in accordance with the terms of the notice. Notwithstanding any suspension or termination pursuant to the Facility Agreement, all the provisions of the Transaction Documents for the benefit or protection of the Bank and its interests shall continue to be in full force and effect as provided in the Transaction Documents. J (ii) suspend further access to/ drawals by the Borrower of the Facilities. (iii) declare the Security created, if any, in terms of the Transaction Documents to be enforceable, and notwithstanding anything to the contrary contained in the Transaction Documents the Bank or such other person in favour of whom such security or any part thereof is created shallhave, inter alia, the right to: enter upon and take possession of, and I or transfer (by way of lease, leave and licence, sale or otherwise), the assets comprised within the Security, if any; exercise any right, power or remedy permitted to it by law, including by suit, in equity, or by action at law, or both, or otherwise, whether for specific performance of any covenant, condition or term contained in this Facility Agreement or other Transaction Documents or for an injunction against a violation of any of the terms and conditions of this Facility Agreement or other Transaction Documents, or in aid of the exercise of any power or right granted in this Facility Agreement or other Transaction Documents and/or as a creditor. (a) (b) (iv) )> c (a) Bank shall have the right to convert (which right is hereinafter referred to as the ·· J.Ww Ri.gM'') at its option the whole or part of the outstanding amount of the Facility and if the Facility is denominated in foreign currency, the Rupee equivalent thereof (whether then due and payable or not) into fully paid·up equity shares of the Borrower, at par or such other rate acceptable to the Bank, from the date ("D of J.i.oW') and in the manner specified in a notice in writing to be given by Bank to the Borrower ("No-fi.,ch of J.ih;V'). The Conversion Right reserved as aforesaid may be exercised by Bank on one or more occasions during the currency of the Facility. On receipt of Notice of Conversion, the Borrower shallallot and issue the requisite S' 0 (ij' (1) a. (/) <0' ::J 0'" -< (b) L__------For.Yatra Online Private Limitd H Borrower ------,176--------Bank--------Authorised Signatory 1 For Yatraoi,line Private u-inited number of fully paid·up equity shares to Bank as from the Date of Conversion and Bank shall accept the same in satisfaction of the part of the Facility so converted. The part of the Facility so converted shall cease to carry interest as from the Date of Conversion and the Facility shall stand correspondingly reduced. Upon such conversion, the installments of the Facility payable after the Date of Conversion as per the Facility Agreement shall stand reduced proportionately by the amounts of the Facility so converted. The equity shares so allotted and issued to Bank shall rank pari passu with the existing equity shares of the Borrower in all respects. In the event of the Bank exercising the Conversion Right, the Borrower, if its equity shares are listed on any stock exchanges, shall at the Borrower's cost get the equity shares issued to the Bank as a result of the conversion, listed on the said stock exchanges. Borrower undertakes to ensure that it shall have, at all times, sufficient authorised, unissued share capital as may be required by the Bank. Borrower shall have procured all the necessary approvals/authorisations (including special resolution by its shareholders), as may be required under extant laws, for the lenders to exercise the Conversion Rights. (c) (d) (e) (v) j I Bank shall have the right to appoint any person engaged in technical, management or any other consultancy business to inspect and examine the working of the Borrower and I or the assets including its premises, factories, plants and units as the Bank may deem fit or appoint any Chartered Accountants I Cost Accountants as auditors for carrying out any specific assignments or to examine the financial or cost accounting system and procedures adopted by the Borrower for its working or as concurrent or internal auditors, or for conducting a special audit of the Borrower, as the Bank may deem fit. The Bank shall have the right to review the management set up or organisation of the Borrower and to require the Borrower to restructure it, as may be considered necessary by the Bank, including the formation of management committees with such powers and functions as may be considered suitable by the Bank. The Borrower shall comply with all such requirements of the Bank. (vii) stipulate such other additional terms and conditions, as the Bank may deem fit. , ARTIG/..6 VIII GANGE:L.L.ATION Notwithstanding anything contained in the Transaction Documents, the Bank shall have the unconditional right to cancel the unutilised portion of the Facility, in whole or in part, at any time during the subsistence of the Facility, without giving any prior notice to the Borrower, for any reason whatsoever, including but not limited to, on the occurrence of Deterioration of Creditworthiness of the Borrower, or for non-compliance of any terms and conditions of the Transaction Documents. 0, ·y 8-<.1 . Ill 0 cs: s;: ;::::-:J (1) 1:. "'0 :<J. <uD;· i For the purpose of this Article, "Defwi.-oro..fihw ikv #w Ct-' shall mean and include without limitation, the following events: 8.2 - :E. . (i) (ii) (iii) (iv) (v) downgrade of the rating of the Borrower by a Credit Rating Agency; inclusion of the Borrower and/or any of its directors in the RBI's wilful defaulters list; closure of a significant portion of the Borrower's operating capacity; decline in the profit after tax of the Borrower by more than fifteen percent; any adverse comment from the auditor; and ,0 -(1) '<•a. For Yatra On -ine Private Limifect l Borrower 1_ Bank 1 Authorised SignatoLr_y ,--===-----f17.--------==---j _"f=()rj'ClJ:<LQnline Privltle l imit@L _ '·.7 . ----------_..... fl • - -·-

(vi) any other reason/ event which in the sole opinion of the Bank constitutes or which may constitute deterioration in the creditworthiness of the Borrower.

ARTICLE IX
MISCELLANEOUS

9.1 SERVICE OF NOTICE

(i) All notices or other communications under or in connection with the Facilities shall be given in writing and shall be deemed to be effective:
(a) if sent by letter, when delivered personally or if dispatched by post, when recall of the letter is outside the control of the sender;
(b) if sent by e-mail or any other electronic or telecommunication mode, when sent by the sender; and
Provided, however, that no notice or communication to the Bank shall be effective unless actually received by the Bank.

(ii) All notices or communication to the Borrower or the Bank, as the case may be, shall be made to the address provided in Schedule I, or such address as may be notified by each party in writing, from time to time.

(iii) The Borrower acknowledges and confirms that any notice provided by the Bank shall be treated by the Borrower as sufficient and reasonable notice to the Borrower and agrees to assume the liability for any non-delivery of a notice as aforesaid, by any reason of any error, electronic or otherwise.

9.2 EVIDENCE OF DEBT

The Bank shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time lent by and/or owing to it under the Facilities which shall be prima facie and conclusive evidence of the existence and amount of obligations of the Borrower, including for the purpose of Insolvency and Bankruptcy Code.

9.3 ACKNOWLEDGMENT OF DEBT

Without prejudice to the provisions contained in Clause 9.2 above, upon receipt from the Bank of statement(s) giving details of:

(i) the aggregate debit balance in the Account as on the date(s) stated in such statement(s);

(ii) the further applicable accrued interest from the aforesaid date(s) mentioned in the aforesaid statement(s);

(iii) securities, if any, created for securing the Facilities / the amounts stated in the aforesaid Account the Borrower shall within 7 (seven) days thereof inform the Bank of any inaccuracy thereon failing which Borrower shall be deemed to have confirmed the correctness of the entries in such statement(s) and acknowledged the indebtedness for the balance mentioned in the aforesaid statement(s).

9.4 ASSIGNMENT

(i) The Borrower shall not assign or transfer all or any of its rights, benefits or obligations under the Transaction Documents without the approval of the Bank. Notwithstanding anything contained in the Transaction Documents, the Bank shall be entitled to, at any time, assign, novate or transfer, the whole or part of its outstanding or commitment in

For Yatra Online Private Limited
Authorised Signatory

For Yatra Online Private Limited
Authorised Signatory

Borrower	Bank

18

For Yatra Online Private Limited

one or more tranches, and all any of its rights, benefits and obligations, under the Transaction Documents (including security interest) to any person, without the prior approval of the Borrower. Notwithstanding any such assignment or transfer, the Borrower shall, unless otherwise notified by the Bank, continue to make all payments under the Facility Agreement to the Bank and all such payments when made to the Bank shall constitute a full discharge to the Borrower from all its liabilities in respect of such payments. The Borrower acknowledges and confirms that in case of an assignment or transfer of the Facility (in part or full) by the Bank, each of the Bank, transferee and/or assignee shall be deemed to have provided independent facilities under the Facility Agreement. Each of the Bank, transferee and/or assignee shall, upon the occurrence of Event of Default, have an independent cause of action, notwithstanding that the default arises on the same date or is in respect of the same Transaction Documents.

(ii) Without prejudice to the aforesaid provision, the Bank shall be entitled to, without notice to the Borrower, share the credit risk of the whole or a part of the Facilities with any other person by way of participation. Notwithstanding such participation, the terms of the Transaction Documents shall continue to remain valid, effective and enforceable until the repayment/payment in full of the Facilities and all monies in respect thereof and the Borrower shall not claim any privity of contract with such person on account of any reason whatsoever.

9.5 *SET OFF*

(i) The Bank shall have the paramount right of set-off and lien, irrespective of any other lien or charge, present as well as future on the deposits of any kind and nature held / balances lying in any accounts of the Borrower, whether in single name or joint name(s) (for which, the Borrower hereby confirms that the requisite consent has already been procured by the Borrower from the relevant third party) and on any monies, securities, bonds and all other assets, documents and properties held by / under the control of the Bank and / or its group companies whether by way of security or otherwise pursuant to any contract entered / to be entered into by the Borrower in any capacity to the extent of all outstanding dues, whatsoever, arising as a result of any of the Bank's services extended to and / or used by the Borrower and / or as a result of any other facilities that may be granted by the Bank to the Borrower.

(ii) The Bank is entitled to settle any Indebtedness whatsoever owed by the Borrower to the Bank by adjusting, setting-off any deposit(s) and / or transferring monies lying to the balance of any account(s) held by the Borrower with the Bank to combine or consolidate at any time all or any of the accounts and liabilities of the Borrower including accounts not related to the Facilities, to sell any of the Borrower's assets or properties held by the Bank or its group companies. The Bank's rights hereunder shall not be affected by the Borrower's bankruptcy or winding-up. It shall be the Borrower's sole responsibility and liability to settle all disputes / objections with joint account holders, if any.

For Yatra Online Private Limited

Authorised Signatory

9.6 *NOMINEE DIRECTOR/OBSERVER*

(i) During the currency of the Facility, notwithstanding any other right available to the Bank, the Bank shall have the right to appoint and remove from time to time by a notice in writing to the Borrower (I) Director(s) on the Board of Directors of the Borrower (such directors are hereinafter referred to as the "*Nominee Director(s)*"); or (II) Observer(s) to attend all Board and General meetings of the Borrower (hereinafter referred to as the "*Observer(s)*");

(ii) The Nominee Director(s) shall not be required to hold qualification shares nor be liable to

For Yatra Online Private Limited

Borrower	Bank

Authorised Signatory

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For Yatra Online Private Limited

retire by rotation, be entitled to all the rights and privileges of other Directors including the sitting fees and expenses as payable to other Directors but if any other fees, commission, monies or remuneration in any form is payable to the Directors, the fees, commission, monies and remuneration in relation to such Nominee Director(s) shall be paid by the Borrower directly to the Bank; (iii) The Nominee Director shall be appointed a member of committees of the Board, if so desired by the Bank; (iv) The Nominee Director and/or the Observer shall be entitled to receive all notices, agenda and other related communications and to attend all GeneralMeetings and Board Meetings and Meetings of any committees of the Board of which he is a member; (v) If, at any time, the Nominee Director(s) and/or Observer is not able to attend a meeting of the Board of Directors or any of its committees of which he is a member, the Bank may depute any other person to attend the meeting; (vi) The expenses incurred by the Bank, Nominee Director(s) or Observers in this connection shallbe borne and payable by the Borrower. , i !· 9.7 PROVISIONS RELATINCiTO FAC<L/TIES DENOfv!INATEDIN CURRENC<ES OTHER THAN INDIAN RUPEES ! Subject to specific provisions, if any, incorporated in Annexure I hereof, in relation to the relevant product(s), in case any of the Facilities are denominated in any currency other than Indian Rupee, the following conditions shall apply: i I (i) The foreign currency amount would be the limiting factor and the Borrower's liability would accordingly be reckoned in the foreign currency in which the relevant Facilities are denominated. I (ii) Borrower is liable to pay interest and repay principal in the currency in which the relevant Facilities have been denominated. In the event of any default in the payment of principal and I or interest on the Due Date of such Facilities, the Bank may, at its discretion, convert the amount into Indian Rupee, on the Due Date(s) for such payment(s) or on any subsequent date, at the Bank's telegraphic transfer ("TT") selling rate prevailing on the date of such conversion. The amount due thereafter, would be reckoned as denominated in Indian Rupee. I I-, 0 (iii) The Indian Rupee equivalent of the relevant Facilities denominated in currencies other than Indian Rupee have been reckoned for the purpose of the Facility Agreement at the exchange rates as mentioned in the CAL. I !' r·, (iv) In the event the value of Indian Rupee depreciates vis-a-vis the currency in which the relevant Facilities are denominated resulting in increased liability in terms of Indian Rupee vis-a-vis the currency of the relevant Facilities, the Borrower hereby agrees and confirms that: (a) such increased value in terms of Indian Rupee shall also be covered by the security, if any, stipulated in the Transaction Documents; (b) the Borrower shall further execute, sign and furnish all such documents, deeds and writings required by the Bahk for the aforesaid purpose. I I I SEVERABILITY Any provision of the Transaction Documents which is prohibited jurisdiction shall, as to such jurisdiction, be ineffective to the or unenforceable in any extent of prohibition or I For YPrivate Limlited Borrower Bank _ _ _ L - uthorised SignaLto_r_y ......e=="-----.f.zo,------"'=-----' ===== =-= For Yatra Online Private Limited ---------_, -

unenforceability but that shall not invalidate the remammg provisions of the Transaction Documents or affect such provision in any other jurisdiction. 9.9 DISCLOSURE (i) The Borrower agrees, accepts and consents for the disclosure and sharing by the Bank of all or any information and data relating to the Obligors or any credit facilities, including but not limited to information relating to default, if any, committed by the Obligors, in the discharge of the Obligor's obligations, as the Bank may deem appropriate and necessary to disclose and furnish, to the RBI and/or any agency/credit bureau authorized in this behalf by RBI, to information utilities, to its professional advisers and consultants and to its service providers, third party or otherwise, through written or oral communication including paper publication (with or without photographs) and/or as required under applicable law, at the order of a court of law, or any statutory, regulatory or supervisory authority of any jurisdiction. (ii) The Borrower accepts that RBI or any other agency so authorized, any statutory, regulatory or supervisory authority, may use, process, disseminate the said information and data disclosed by the Bank in such manner as deemed fit by them in any particular circumstances and shall not hold the Bank responsible or liable in this regard. (iii) The Bank, its group companies, agents I representatives would be entitled to provide the Borrower, its promoters, directors and employees, information on various products, offers and services through any mode (including through telephone calls I SNIS I emails). 9.10 WAIVER No delay in exercising or omission to exercise any right, power or remedy accruing to the Bank upon any default or otherwise under the Transaction Documents shall impair any such right, power or remedy or shall be construed to be a waiver thereof or any acquiescence in such default, nor shall the action or inaction of the Bank in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Bank in respect of any other default. The rights of the Bank under the Transaction Documents may be waived only in writing and at the Bank's sole discretion. ., 9.11 0 JURISDICTION - (i) The Borrower agrees that only the courts and tribunals (including the debt recovery tribunals) of competent jurisdiction at the place mentioned in Schedule I shall have exclusive jurisdiction with respect to any suit, action or any other proceedings ("Pn>cut'lW.eJ}') arising out of or in relation to this Facility Agreement. The Borrower irrevocably waives any objection, now or in future,. to the jurisdiction of the courts and tribunal specified hereinbefore. ?"0' :;; 'cJ>(; ::l s: ro -o :;;:· "-ro' · 1 (ii) Nothing contained in this clause shall limit any right of the Bank to, commence any Proceedings arising in relation to the Facilities or the Transaction Documents in any other court, tribunal or other appropriate forum of competent jurisdiction and the Borrower hereby consents to that jurisdiction. c (0 !::1 ¥3 ;::;: ro a. The Transaction Documents (unless otherwise specified in any of the Transaction Documents) shall be governed by and construed in accordance with the laws of India. (iii) For Yatra Online Private Limited H,,;,,o';''"'rrY-. ---,-----B-a-rr-aw-er-----.-----B-a-nk------, 21 For Yatra Online Private Limited =---psuth:n:e :Signatory

! I I For Yatra Online Private Limited L For Yatra Online Private Limited 1"" ,::!' \ . A· thorised Signatory For Yatra Online Private Limited L Auth rised Signatory \ · I Borrower Bank 22 : ..::; . ············====

SCHEDULE I

Date of Execution	22nd July 2017
Place Of Execution	Gurgaon
Borrower's Details	Yatra Online Private Limited, a company within the meaning of the Companies Act, 2013 and having its Registered Office at B2, 202, 2nd Floor, Marathon Innova, Building, Marathon Nextgen Complex, Opp. Peninsula Corporate Park Off. Ganpatro \ Kadam Marg, Lower Parel (W) Mumai-400013, Maharashtra & Corporate Office at Unit No 1101-03, Tower-B, 11th Floor, Unitech Cyber Park, Sector-39 Gurgaon 122002 HR IN.
Details of Branch or Office Address	Attention: Address: Email id:
Notice to ICICI Bank	Attention: ICICI Bank Limited Address: ICICI Tower, NBCC Place Pragati Vihar Bhishma Pitmah Marg New Delhi 110003 Email id: MEHRU.BAJAJ@ICICIBANK.COM
Notice to Borrower	Attention: ALOK VAISH Address: Tower - A, 5th Floor, Unitech Cyber Park, Sector - 39, Gurgaon 122002 Email id: ALOK.VAISH@YATRA.COM
Description of the Facilities (INR in mn)	Overall Limit : 1,100 Fund Based : NO Non Fund Based : 1,100
CAL Details	The CAL dated the 21st day of June, 2017 issued by the Bank to the Borrower.
Jurisdiction	The Borrower agrees that only the courts and tribunals (including the debt recovery tribunals) of **New Delhi** shall have exclusive jurisdiction.

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

Borrower	Bank

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IN WITNESS WHEREOF 13orvo-we-r-Agv fo-!?<.-,_.d-oAJ, 130M40 1icW Ft0LiAy !JULY Y€40-'1.-V{-l.vv 5I SIGNED AND DELIVERED by the within named Bank, ICICI BANK LIMITED, by the hand of Mr. I Ms: , its authorized official For fu& Boyv-qwe..v: The Common Seal of YATRA ONLINE PRIVATE LIMITED has, pursuant to the Resolution of its Board of Directors passed in that behalf on the 15"' day of May, 2017, hereunto been affixed in the presence of Mr. Anuj Kumar Sethi and Mr. Alok Vaish, Authorized Signatory who have signed these presents in token thereof. I I For Yatra Online Private Limited ''"'"'"""' I I For Yatra Online Private Limited For Yatra Online Private Limited "':::,, ""' "'"""' For Yatra Online Private Limited Tut:::f(&, 24 ---------------

ANNEXURE I

TERMS AND CONDITIONS APPLICABLE FOR SPECIFIC FACILITIES

PART A
(BANK GUARANTEE [BG] / STAND BY LETTER OF CREDIT [SBLC])

1. *BG / SBLC FACILITIES*

The Bank has, at the request of the Borrower, agreed to grant to the Borrower working capital facilities by way of issue of bank guarantees / standby letter(s) of credit (the "*BGs*", which expression shall, as the context may permit or require, mean any or each of such BGs and all renewals made thereto from time to time) in favour of entities / persons acceptable to the Bank guaranteeing / undertaking payment obligations in terms of various contracts / agreements entered into between the Borrower and the respective beneficiaries, upto the maximum extent of the amounts of respective Limits specified in the CAL (the "*BG Facilities*"). Provided, however, the total of amounts outstanding under the BG Facilities shall not at any point of time exceed the amount of the respective Limits.

2. *PAYMENT AND INTEREST*

(i) If the Bank is called upon to pay, or pays, all or any of the monies under or in respect of the BGs, the Borrower shall, without questioning the reasonableness or validity or otherwise of any payment made or required to be made by the Bank under the BGs, forthwith pay to the Bank, all amounts payable or as the case may be, paid by the Bank, including without limitation, all costs, charges and expenses whatsoever payable or paid, suffered or incurred by the Bank in respect of or in relation to or arising out of the obligations undertaken under the BGs (collectively, the "*Defaulted Amounts – BGs*") and until such payment by the Borrower, the same shall unless otherwise agreed to by the Bank, be deemed to be on demand loans to the Borrower carrying interest at the rate specified in the CAL. The Bank shall be entitled, at its sole discretion, without any further consent from the Borrower, to debit the Account with the amount of any payments the Bank is required to make / makes under or in respect of the BGs, as aforesaid.

(ii) All payments made by the Bank in foreign currencies may be, at the option of the Bank, converted into rupees with reference to the actual cost to the Bank (including all commission or other bank charges and out-of-pocket expenses) in remitting the foreign currencies.

3. *ADDITIONAL PROVISIONS*

The Borrower further agrees, confirms and undertakes as follows:

(i) the Bank may in its sole and absolute discretion and without reference to the Borrower and without the Bank being required to ascertain any breach of the agreements/ contracts underlying the BGs, or the validity thereof or otherwise and notwithstanding any directions to the contrary given by the Borrower or any other person on the ground of a dispute as to the liability of the Borrower / the Bank or otherwise, admit or compromise and pay or submit to arbitration or dispute or resist any claim or demand made against the Bank under or in respect of such BGs. Notwithstanding the aforesaid, the Borrower shall, in accordance with the Facility Agreement, continue to be liable to indemnify the Bank, in respect of any action or payment which the Bank may take or make;

For Yatra Online Private Limited
Authorised Signatory

For Yatra Online Private Limited	
Borrower	Bank

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For Yatra Online Private Limited
Authorised Signatory

For Yatra Online Private Limited

(ii) Borrower shall (unless otherwise agreed to by the Bank):
   (a) duly and punctually observe, perform and comply with all the covenants, obligations and conditions of all the agreements underlying the BGs;
   (b) not create or permit to subsist, any encumbrance of any nature whatsoever over all or any part of the underlying agreements;
   (c) not amend or agree to amend or grant waiver of any of the provisions of the underlying agreements.

(iii) BGs will be issued by the Bank only as per the provisions of applicable laws and regulations including those laid down by RBI;

(iv) BGs shall be issued by the Bank only in a format acceptable to the Bank;

(v) in case of bid bond / earnest money deposits / advance payment / retention money BGs, stipulated under project exports or if the BGs are issued under any Export Promotion Capital Goods Scheme (EPCGS), the Bank shall be entitled to obtain counter guarantees from Export Credit Guarantee Corporation ("*ECGC*") or similar authority, at the costs and expenses of the Borrower;

(vi) if for any reason whatsoever the liability of the Bank extends beyond the validity period specified in the BGs or if the Bank is prevented by any action initiated by the Borrower or otherwise from making payment of part or whole of the guaranteed amounts to the beneficiary of the BGs, the Borrower shall be liable to pay commission also for the period for which the Bank remains liable under the BGs and / or the period for which the payment of the guaranteed amount / discharge from the guaranteed obligations has been delayed;

(vii) the Borrower shall provide / deposit immediately on demand and without demur, additional acceptable security to the Bank and / or sufficient amounts by way of 100% cash margin on the outstanding amounts of the BGs, which in the Bank's opinion are likely to be invoked due to non / inadequate fulfillment of obligation, in particular of performance undertaken under the BGs. The Borrower shall accept the Bank's judgment on the likelihood of guarantee obligation being unfulfilled, as final and binding;

(viii) in the event of the interest rate on the principal amount of the financial assistances guaranteed by the Bank increasing for any reason whatsoever beyond the percentage specified in the underlying agreements / contracts and consequentially the liability and obligation of the Bank under the BGs increasing, the Borrower shall indemnify and keep indemnified the Bank to the extent of additional interest liability paid in such form as may be determined by the Bank.

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

For Yatra Online Private Limited

Authorised Signatory

Borrower	Bank

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